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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                    Under the Securities Exchange Act of 1934

                                  Synavant Inc.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)


                                   87157A-10-5
                     ---------------------------------------
                                 (CUSIP Number)


                               February 14, 2003
                        --------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

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---------------------
CUSIP NO. 87157A-10-5
---------------------

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.

      Glenview Capital Management, LLC

      I.R.S Identification Nos. of above persons (entities only).

      13-4136746
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group
      (a) [X]
      (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization              Delaware, United States

--------------------------------------------------------------------------------
                     5.   Sole Voting Power             None
   Number of
    Shares         -------------------------------------------------------------
 Beneficially        6.   Shared Voting Power           2,641,679
   Owned by
     Each          -------------------------------------------------------------
  Reporting          7.   Sole Dispositive Power        None
    Person
     With          -------------------------------------------------------------
                     8.   Shared Dispositive Power      2,641,679

--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person    2,641,679

--------------------------------------------------------------------------------
10.   Check If the Aggregate Amount in Row (9) Excludes Certain Shares  [_]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      17.4% based on 15,179,000 shares outstanding as of December 31, 2002.
--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.

      Glenview Capital GP, LLC


      I.R.S Identification Nos. of above persons (entities only).

      13-4136749
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group
      (a) [X]
      (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only
--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization              Delaware, United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power             None
   Number of
    Shares         -------------------------------------------------------------
 Beneficially        6.   Shared Voting Power           2,641,679
   Owned by
     Each          -------------------------------------------------------------
  Reporting          7.   Sole Dispositive Power        None
    Person
     With          -------------------------------------------------------------
                     8.   Shared Dispositive Power      2,641,679

--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person    2,641,679

--------------------------------------------------------------------------------
10.   Check If the Aggregate Amount in Row (9) Excludes Certain Shares  [_]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      17.4% based on 15,179,000 shares outstanding as of December 31, 2002.
--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO
--------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
 1.   Names of Reporting Persons.

      Glenview Capital Partners, L.P.

      I.R.S Identification Nos. of above persons

      13-4141851
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
      (a) [X]
      (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only
--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization              Delaware, United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power             None
   Number of
    Shares         -------------------------------------------------------------
 Beneficially        6.   Shared Voting Power           2,641,679
   Owned by
     Each          -------------------------------------------------------------
  Reporting          7.   Sole Dispositive Power        None
    Person
     With          -------------------------------------------------------------
                     8.   Shared Dispositive Power      2,641,679
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person    2,641,679
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [_]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      17.4% based on 15,179,000 shares outstanding as of December 31, 2002.
--------------------------------------------------------------------------------
12.   Type of Reporting Person: PN
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.

      Glenview Capital Partners (Cayman), Ltd.

      I.R.S. Identification Nos. of Above Persons (entities only).

      N/A
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
      (a) [X]
      (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization   Cayman Islands, British West Indies

--------------------------------------------------------------------------------
                      5.    Sole Voting Power          None
   NUMBER OF
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         6.    Shared Voting Power        2,641,679
   OWNED BY
     EACH            -----------------------------------------------------------
   REPORTING          7.    Sole Dispositive Power     None
    PERSON
     WITH            -----------------------------------------------------------
                      8.    Shared Dispositive Power   2,641,679

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person     2,641,679

--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares       [_]

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      17.4% based on 15,179,000 shares outstanding as of December 31, 2002.
--------------------------------------------------------------------------------
12.   Type of Reporting Person: OO

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      Glenview Institutional Partners, L.P.

      I.R.S. Identification Nos. of above persons (entities only).

      13-4153722
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

      (a) [X]
      (b) [_]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization         Delaware, United States

--------------------------------------------------------------------------------
NUMBER OF        5.   Sole Voting Power            None
SHARES          ----------------------------------------------------------------
BENEFICIALLY     6.   Shared Voting Power          2,641,679
OWNED BY        ----------------------------------------------------------------
EACH             7.   Sole Dispositive Power       None
REPORTING       ----------------------------------------------------------------
PERSON WITH      8.   Shared Dispositive Power     2,641,679
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person     2,641,679
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares     [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      17.4% based on 15,179,000 shares outstanding as of December 31, 2002.
--------------------------------------------------------------------------------
12.   Type of Reporting Person     PN

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Item 1(a).     Name of Issuer:

               Synavant Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               3445 Peachtree Road NE, Suite 1400
               Atlanta Georgia 30326

Item 2(a).     Name of Person Filing
Item 2(b).     Address of Principal Business Office or, if None, Residence
Item 2(c).     Citizenship

               Glenview Capital Management, LLC
               540 Madison Avenue, 33rd Floor
               New York, New York 10022
               Delaware Limited liability company

               Glenview Capital GP, LLC
               540 Madison Avenue, 33rd Floor
               New York, New York 10022
               Delaware Limited liability company

               Glenview Capital Partners, L.P.
               540 Madison Avenue, 33rd Floor
               New York, New York 10022
               Delaware Limited partnership

               Glenview Institutional Partners, L.P.
               540 Madison Avenue, 33rd Floor
               New York, New York 10022
               Delaware Limited partnership

               Glenview Capital Partners, (Cayman), Ltd.
               c/o Goldman Sachs (Cayman) Trust, Limited
               Harbour Centre, North Church Street
               P.O. Box 896GT
               George Town, Grand Cayman
               Cayman Islands, British West Indies
               Cayman Island exempted company

Item 2(d).     Title of Class of Securities:

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              Common Stock

Item 2(e).    CUSIP Number:

              87157A-10-5

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) [_] Broker or dealer registered under Section 15 of the
                      Exchange Act.
              (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
              (c) [_] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.
              (d) [_] Investment company registered under Section 8 of the
                      Investment Company Act.
              (e) [_] An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E);
              (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
              (g) [_] A parent  holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
              (h) [_] A saving association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
              (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
              (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership:

              Glenview Capital Management, LLC
              Glenview Capital GP, LLC
              Glenview Capital Partners, L.P.
              Glenview Institutional Partners, L.P..
              Glenview Capital Partners (Cayman), Ltd.

              a. Amount beneficially owned: Glenview Capital Partners, L.P. beneficially owns 225,316 shares, Glenview Institutional Partners, L.P. beneficially owns 809,275 shares and Glenview Capital Partners (Cayman), Ltd. beneficially owns 1,607,088 shares, for an aggregate total of 2,641,679 shares.

              b. Percent of Class: 17.4% of aggregate outstanding shares of that class as of December 31, 2002.

The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Glenview Capital Management, LLC as investment manager for each of Glenview Capital Partners, L.P.,

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Glenview Institutional Partners, L.P. and Glenview Capital Partners (Cayman),
Ltd. In addition, Glenview Capital GP, LLC serves as general partner for each of Glenview Capital Partners, L.P. and Glenview Institutional Partners, L.P.

Item 5.       Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not applicable

Item 8.       Identification and Classification of Members of the Group:

              Not applicable

Item 9.       Notice of Dissolution of Group:

              Not applicable

Item 10.      Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          2/14/2003
                                                --------------------------------
                                                             Date

                                                    /s/ Lawrence M. Robbins
                                                --------------------------------

                                    Lawrence M. Robbins, Chief Executive Officer


GLENVIEW CAPITAL MANAGEMENT, LLC

      /s/ Lawrence M. Robbins
----------------------------------------------
Lawrence M. Robbins, Chief Executive Officer


GLENVIEW CAPITAL GP, LLC

      /s/ Lawrence M. Robbins
----------------------------------------------
Lawrence M. Robbins, Chief Executive Officer


GLENVIEW CAPITAL PARTNERS, L.P.
By: Glenview Capital GP, LLC
    as General Partner

      /s/ Lawrence M. Robbins
----------------------------------------------
Lawrence M. Robbins, Chief Executive Officer


GLENVIEW INSTITUTIONAL PARTNERS, L.P.
By: Glenview Capital GP, LLC
    as General Partner

      /s/ Lawrence M. Robbins
----------------------------------------------
Lawrence M. Robbins, Chief Executive Officer


GLENVIEW CAPITAL PARTNERS (CAYMAN), LTD.
By: Glenview Capital Management, LLC
    as Investment Manager

      /s/ Lawrence M. Robbins
----------------------------------------------
Lawrence M. Robbins, Chief Executive Officer